Exhibit 99.2

IPG Photonics Announces Agreement to Acquire CleanLASER
Tuck-in acquisition expands IPG’s opportunity in laser cleaning applications
MARLBOROUGH, Mass. – October 29, 2024 - IPG Photonics Corporation (NASDAQ: IPGP) today announced that it has signed a definitive agreement to acquire Clean-Lasersysteme GmbH (cleanLASER), a leader in laser cleaning systems. The transaction strengthens IPG’s global position in high-precision laser systems for cleaning applications, an attractive growth market. Subject to satisfaction of customary closing conditions, including regulatory approval, the transaction is expected to close in the fourth quarter of 2024. The Company will provide more details on the transaction on its upcoming third-quarter earnings call, scheduled today for 10:00 a.m. ET.
“This transaction will advance IPG’s capabilities in bringing lasers to industrial cleaning applications, serving as a great example of how we are continuing to differentiate our product offerings through new laser use cases and complete solutions that drive laser adoption and keep us ahead of the competition,” said Dr. Mark Gitin IPG Photonics’ Chief Executive Officer. “As a supplier to cleanLASER for nearly 25 years, we know this company well and believe our combined cleaning application know-how, complementary market exposure, and product and technology synergies will create value for customers.”
Founded in 1997 and based in Herzogenrath, Germany, cleanLASER is a leader and pioneer in expanding the usage of lasers for industrial cleaning, with an installed base of approximately 2,000 systems worldwide and approximately $30 million in annual revenue. The company serves a broad range of customers across the automotive, industrial, aerospace, medical, food, and other markets. Laser cleaning systems have emerged as a precise, cost-effective, and environmentally friendly alternative to traditional industrial cleaning solutions, offering a highly energy-efficient process that requires no cleaning media and significantly reduces process waste.
Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com

About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements. These include but are not limited to the transaction strengthens IPG’s global position in high-precision laser systems for cleaning applications, an attractive growth market, the transaction is expected to close in the fourth quarter of 2024. As well as continuing to differentiate our product offerings through new laser use cases and complete solutions that drive laser adoption and keep us ahead of the competition, and combined cleaning application know-how, complementary market exposure, and product and technology synergies will create value for customers. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 21, 2024) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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